UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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ENTERCOM COMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENTERCOM COMMUNICATIONS CORP.

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HERBY GIVEN that the Annual Meeting of Shareholders of Entercom Communications Corp. (the “Company”) will be held at the Radnor Valley Country Club, 555 Sproul Road, Villanova, Pennsylvania 19085 on Thursday, May 3, 2007 at 10:00 a.m. (the “Annual Meeting”), for the following purposes:

1.                                       To elect two Class A Directors each for a one year term expiring at the 2008 annual meeting;

2.                                       To elect five Directors, in addition to Class A Directors, each for a one year term expiring at the 2008 annual meeting;

3.                                       To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

4.                                       To transact such other business as may properly come before the Annual Meeting and / or any adjournments thereof.

If you were a shareholder of record of our Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, at the close of business on March 15, 2007, you may vote at the Annual Meeting.

In the event a quorum is not present at the Annual Meeting and such meeting is adjourned to a later date at least fifteen (15) days after the initial date of the Annual Meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

By Order of the Board of Directors,

/s/           John C. Donlevie

John C. Donlevie

Secretary

Bala Cynwyd, Pennsylvania

March 30, 2007

Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

ENTERCOM COMMUNICATIONS CORP.
401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania 19004

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 3, 2007

The Annual Meeting of Shareholders of Entercom Communications Corp. will be held at the Radnor Valley Country Club, 555 Sproul Road, Villanova, Pennsylvania 19085 on Thursday, May 3, 2007 at 10:00 a.m.

ABOUT THIS PROXY STATEMENT

Our Board of Directors has sent you this proxy statement to solicit your vote at the 2007 annual meeting of shareholders, including any adjournment or postponement thereof (the “Annual Meeting”).  We will pay all expenses incurred in connection with this proxy solicitation.  In addition to mailing this proxy statement to you, we have hired Georgeson Shareholder to be our proxy solicitation agent for a fee of approximately $6,500 plus expenses. We also may make solicitations by telephone, facsimile or other forms of communication. Brokers, banks and other nominees who hold our stock for other beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.  In this proxy statement we summarize information that we are required to provide to you under the Securities and Exchange Commission rules. This proxy statement is designed to assist you in voting your shares.  The proxy materials are first being mailed on or about March 30, 2007 to all shareholders of record of our Class A and Class B common stock, par value $.01 per share, at the close of business as of March 15, 2007.  Unless the context requires otherwise, all references in this proxy statement to Entercom Communications Corp., “Entercom,” “we,” “us,” “our” and similar terms, refer to Entercom Communications Corp. and its consolidated subsidiaries.

PROPOSALS

At the Annual Meeting, our shareholders will be asked to vote upon the following Proposals:

•                                          Proposal 1:  Election of Class A Directors.  Our Board of Directors has nominated the following two persons to stand for election as Class A Directors with one-year terms expiring at the 2007 annual meeting: David J. Berkman and Daniel E. Gold.

•                                          Proposal 2:  Election of Directors Other Than Class A Directors.  Our Board of Directors has nominated the following five persons to stand for election as Directors with one-year terms expiring at the 2007 annual meeting:  Joseph M. Field, David J. Field, John C. Donlevie,  Edward H. West and Robert S. Wiesenthal.

•                                          Proposal 3:  Ratification of the Selection of Independent Registered Public Accounting Firm.  The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007 and is proposing that the shareholders ratify such selection.

INFORMATION ABOUT VOTING

If you are a shareholder of record of our Class A common stock as of the close of business on March 15, 2007, you may vote your shares:

•                                          By Proxy:  You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided.  The instructions for voting are contained on the enclosed proxy card.  The individuals named on the card are your proxies.  They will vote your shares as you indicate.  If you sign your card without indicating how you wish to vote, all of your shares will be voted:

→                                   FOR all of the nominees of our Board of Directors as Class A Directors;

→                                   FOR all of the nominees of our Board of Directors as Directors other than Class A Directors;

→                                   FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

→                                   At the discretion of your proxies on any other matter that may be properly brought before the Annual Meeting; or

•                                          In Person:  You may attend the Annual Meeting and vote in person.

If you are a shareholder of record of our Class B common stock as of the close of business on March 15, 2007, you may vote your shares:

•                                          By Proxy:  You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided.  The instructions for voting are contained on the enclosed proxy card.  The individuals named on the card are your proxies.  They will vote your shares as you indicate.  If you sign your card without indicating how you wish to vote, all of your shares will be voted:

→                                   FOR all of the nominees of our Board of Directors as Directors other than Class A Directors;

→                                   FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

→                                   At the discretion of your proxies on any other matter that may be properly brought before the Annual Meeting; or

•                                          In Person:  You may attend the Annual Meeting and vote in person.

You may revoke your proxy before it is voted at the meeting if you:  (i) send a written notice of revocation dated after the proxy date to our Corporate Secretary; (ii) send our Corporate Secretary a later dated proxy for the same shares of common stock; or (iii) attend the Annual Meeting and vote in person.

The address for our Corporate Secretary is Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004, Attention:  John C. Donlevie, Secretary.

VOTING SECURITIES

Our Amended and Restated Articles of Incorporation (the “Charter”) provide that each share of Class A common stock is entitled to one vote and that each share of Class B common stock is entitled to ten votes, except: (i) any share of Class B common stock not voted by either Joseph M. Field or David J. Field, in their own right or pursuant to a proxy, is entitled to one vote; (ii) the holders of Class A common stock, voting as a single class, are entitled to elect two Class A Directors; (iii) each share of Class B common stock is entitled to one vote with respect to certain “Going Private Transactions” (as defined in the Charter); and (iv) as required by law.  Therefore:

•                                          Shareholders of our Class A common stock at the close of business on March 15, 2007, will be entitled to vote on Proposals 1, 2 and 3.

•                                          Shareholders of our Class B common stock at the close of business on March 15, 2007 will only be entitled to vote on Proposals 2 and 3.

At the close of business on March 15, 2007, there were 32,570,987 outstanding shares of our Class A common stock, 8,046,805 outstanding shares of our Class B common stock and zero (0) outstanding shares of our Class C common stock.  Each share of Class B common stock voted by Joseph M. Field or David J. Field with respect to any proposal other then Proposal 1 is entitled to ten votes.  Holders of our Class C common stock, of which there are none, would not be entitled to vote on these proposals.

INFORMATION ABOUT QUORUM AND REQUIRED VOTES

The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter or proposal to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter or proposal.  Assuming a quorum is present, votes on the proposals will be tallied as follows:

•                                          Proposal 1:  Election of Class A Directors.  The two persons nominated as Class A Directors receiving the most votes from shares of Class A common stock will be elected.

•                                          Proposal 2:  Election of Directors Other Than Class A Directors.  The five persons nominated as Directors other than Class A Directors receiving the most votes from all shares of Class A common stock and Class B common stock will be elected.

•                                          Proposal 3:  Ratification of the Selection of Independent Registered Public Accounting Firm.  The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of our for the year ending December 31, 2007 requires the affirmative vote from a majority of the votes of all shares of Class A common stock and Class B common stock that are present in person or by proxy and are voting on such proposal.

In the event a quorum is not present at the meeting and such meeting is adjourned to a later date at least fifteen (15) days after the initial date of the meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

Unless otherwise required by our Bylaws or by applicable law, approval of any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast by all holders of Class A common stock and Class B common stock present in person or by proxy; provided that if any shareholders are entitled to vote thereon as a class, such approval will require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class who are present in person or by proxy.

Shares of our common stock represented by proxies that are marked “withhold authority” or are marked “abstain,” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or choose to exercise discretionary authority with respect thereto. With respect to any matter to be decided by a plurality (such as the election of Directors) or a majority of the votes cast at the meeting, proxies marked “withhold authority” or marked “abstain,” or which constitute broker non-votes will not be counted for the purpose of determining the number of votes cast at the meeting and will have no effect on the outcome of such vote.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTE

You should rely only on the information contained in this proxy statement.  We have not authorized anyone to give any information or to make any representations in connection with this proxy solicitation other than those contained in this proxy statement.  You should not rely on any information or representation not contained in this proxy statement.  You should not infer under any circumstances that because of the delivery to you of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement.  This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the accompanying material may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events.  You can identify these forward-looking statements by our use of words such as “anticipates,” “believes,” “continues,” “expects,” “intends,” “likely,” “may,” “opportunity,” “plans,” “potential,” “project,” “will,” and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements.

You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this proxy statement.  We undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

PROPOSALS

PROPOSAL 1

ELECTION OF CLASS A DIRECTORS

DESCRIPTION OF PROPOSAL

Two Class A Directors will be elected at the 2007 annual meeting to serve until the 2008 annual meeting.  The two nominees of our Board of Directors are David J. Berkman and Daniel E. Gold.  Both David J. Berkman and Daniel E. Gold are incumbent Class A Directors.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by our Board of Directors.

BOARD OF DIRECTORS’ NOMINEES FOR CLASS A DIRECTORS

—              David J. Berkman - Director.  David J. Berkman (age 45) has served as one of our Directors since the consummation of our initial public offering in January 1999.  Since January 2000, Mr. Berkman has served as the Managing Partner of Liberty Associated Partners, LP, a venture capital firm primarily engaged in the telecommunications, media and internet market segments.  He also serves on the boards of directors of Internet Capital Group, Inc., Cibernet Corp., Current Communications Group, LLC, Jingle Networks, Inc and XOS Technologies, Inc.  Civically, Mr. Berkman serves as a board member of the Kimmel Center for the Performing Arts and the University of Pennsylvania School of Engineering, and on the Board of Trustees of The Franklin Institute. Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania.

—              Daniel E. Gold - Director.  Daniel E. Gold (age 71) has served as one of our Directors since May 2003.  Since January 1997, Mr. Gold has served as President and CEO of Leonard Whitcup, Inc., a music publisher.  During his career, Mr. Gold has served as Chairman and Director of Dynamic Broadband, Inc., CEO of the American Society of Composers, Authors and Publishers (ASCAP), President and Director of Century Communications Inc., President of Knight Ridder Broadcasting, Inc., and President of Comcast Cable, Inc. He also served as a Vice President and General Manager of CBS and Post-Newsweek Stations’ radio and television stations in Washington, D.C., Philadelphia, PA, and Hartford, CT.  Mr. Gold also served as General Counsel of Westinghouse Broadcasting Company (Group W).  Mr. Gold had been a member of the boards of directors of the National Association of Broadcasters, the National Cable Television Association, the Television Bureau of Advertising and C-SPAN.  Mr. Gold has a B.A. from Stanford University and a J.D. from Harvard Law School.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

PROPOSAL 2

ELECTION OF OTHER DIRECTORS

DESCRIPTION OF PROPOSAL

Five other Directors will be elected at the 2007 annual meeting to serve until the 2008 annual meeting.  The five nominees are Joseph M. Field, David J. Field, John C. Donlevie, Edward H. West and Robert S. Wiesenthal.  Each of the nominees is an incumbent director.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by our Board of Directors.

BOARD OF DIRECTORS’ NOMINEES FOR OTHER DIRECTORS

•              Joseph M. Field - Chairman & Director.  Joseph M. Field (age 75) founded Entercom in 1968 and has served as Chairman of our Board of Directors since our inception.  Mr. Field served as our Chief Executive Officer from our inception until 2002 and as our President from our inception until 1998. Before entering the broadcasting business, he practiced law for 14 years in New York (including service as an Assistant United States Attorney) and Philadelphia. Mr. Field served on the board of directors of the National Association of Broadcasters for the years 1992 through 1996.  He currently serves on the boards of directors of the Broadcasters’ Foundation, The Philadelphia Orchestra, The Mary Louise Curtis Bok Foundation, the Settlement Music School, the American Interfaith Institute, the National Liberty Museum, the Philadelphia Chamber Music Society and the Joseph and Marie Field Foundation.  In addition, he serves on the Advisory Board of the University of

Pennsylvania’s Field Center for Children’s Policy, Practice & Research.  Mr. Field has a B.A. from the University of Pennsylvania and an L.L.B. from Yale Law School. Mr. Field is the father of David J. Field.

•              David J. Field - President and Chief Executive Officer.  David J. Field (age 44) has served as our Chief Executive Officer since 2002, our President since 1998, and one of our Directors since 1995.  Mr. Field is our Principal Executive Officer.  He also served as our Chief Operating Officer from 1996 to 2002 and Chief Financial Officer from 1992 to 1998. Mr. Field joined us in 1987 and served as our Director of Finance and Corporate Development from 1987 to 1988, Vice President-Finance and Corporate Development from 1988 to 1992, Vice President-Operations and Chief Financial Officer from 1992 to 1995 and Senior Vice-President-Operations and Chief Financial Officer from 1995 to 1996. Prior to joining us, he was an investment banker with Goldman, Sachs & Co.  Mr. Field is a Director of the National Association of Broadcasters (the “NAB”) and serves as Chairman of the Radio Board of the NAB.  Mr. Field also currently serves on the boards of directors of the Radio Advertising Bureau, the Philadelphia Zoo and The Wilderness Society. He has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania.  Mr. Field was named the 2006 Radio Executive of the Year by Radio Ink Magazine and was also recognized as one of the best CEO’s in America by Institutional Investor Magazine in 2006 and 2007.  Mr. Field is the son of Joseph M. Field.

•              John C. Donlevie - Executive Vice President, Secretary, and General Counsel.  John C. Donlevie (age 60) has served as our Executive Vice President, General Counsel and one of our Directors since 1989, our Secretary since 1998 and was our Vice President-Legal and Administrative from 1984 to 1989. Prior to joining us in 1984, Mr. Donlevie practiced law for 11 years, most recently as Corporate Counsel of Ecolaire Incorporated in Malvern, Pennsylvania. He has a B.S. in Engineering from Drexel University and a J.D. from Temple University School of Law.  Mr. Donlevie is a member of the board of directors of the Joseph and Marie Field Foundation.

•              Edward H. West - Director.  Edward H. West (age 40) has served as one of our Directors since April 2003.  Mr. West currently serves as Executive Vice President and Chief Financial Officer of Education Management Corporation, a position he has held since June 2006.  Previously, Mr. West served as Chairman of the Board and Chief Executive Officer of ICG Commerce Inc., positions he had held since May 2002.  Mr. West also served as President and Chief Operating Officer of Internet Capital Group, Inc. (“ICG”) from December 2001 through May 2002 and Chief Financial Officer of ICG from September 2000 through April 2002.  Prior to joining ICG, Mr. West held various management positions at Delta Air Lines, Inc. (“Delta”) from June 1994 until August 2000.  Most recently, from September 1999 through August 2000, Mr. West was Executive Vice President and Chief Financial Officer of Delta.  Mr. West has a B.A. from the Goizueta School of Business at Emory University.

•              Robert S. Wiesenthal - Director.  Robert S. Wiesenthal (age 40) has served as one of our Directors since April 2004.  Since January 2002, Mr. Wiesenthal has been serving as Executive Vice President and Chief Financial Officer, Sony Corporation of America.  In addition, since July 2005, Mr. Wiesenthal also serves as Executive Vice President and Chief Strategy Officer, Sony Entertainment.  Prior to joining Sony, Mr. Wiesenthal was Managing Director at Credit Suisse First Boston from 1999 to 2000, a member of its Media Group from 1993 to 1999 and a member of its Mergers and Acquisition Group from 1986 to 1993.  Mr. Wiesenthal presently serves on the board of directors of Panavision Inc., Metro-Goldwyn-Mayer Inc (MGM) and Sony BMG Music Entertainment, Inc.  Mr. Wiesenthal has a B.A. from the University of Rochester.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DESCRIPTION OF PROPOSAL

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007 and is proposing that the shareholders ratify such selection.  Although ratification is not required by law, the Audit Committee believes that our shareholders should be given an opportunity to express their views on the subject.  SEC Rule 10A-3(b)2 requires that the audit committee “must be directly responsible for the appointment . . . of any registered public accounting firm.”  Since the Audit Committee cannot abdicate this authority to the shareholders, the ratification of the selection is not binding.  Any failure of the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm would, however, be considered by the Audit Committee in determining whether to continue the engagement of PricewaterhouseCoopers LLP.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as our independent registered public accounting firm since June 2002.  Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the year ending December 31, 2007.  It is anticipated that a representative of PwC will attend the annual meeting.  Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

Principal Accounting Firm Fees And Expenses.  The following table sets forth the aggregate fees and expenses billed to us by PwC, our principal accounting firm, for the fiscal years ended December 31, 2006 and December 31, 2005:

	December 31, 2006		December 31, 2005
Audit Fees	$660,000	(1)	$652,500	(1)
Audit-Related Fees	37,563	(2)	—
Tax Fees	40,000	(3)	—
All Other Fees	66,500	(4)	1,500
TOTAL	$804,063		$654,000

(1)             The professional services rendered for 2006 and 2005 included: (i) the audit of our annual financial statements and the audit of management’s report on the effectiveness of internal control over financial reporting as well as the audit of the effectiveness of internal control over financial reporting under the Sarbanes-Oxley Act of 2002; and (ii) reviews of the financial statements included in our Quarterly Reports on Form 10-Q.  Amounts include the reimbursement of expenses incurred by accounting firm in connection with their performance of such professional services.

(2)             Represents consulting services relating to new accounting pronouncements and existing accounting guidance.

(3)             In connection with our issuance of dividends, PwC performed an earnings and profit study.

(4)             Primarily comprised of consulting services to perform a compensation study for our Compensation Committee.

Utilization of De Minimus Approval Exemption.  Zero percent of the Principal Accounting Firm Fees listed above were approved under the approval provisions of Rule 2-01(c)(7)(i)(C) of Regulation S-K.

Pre-Approval Policies.  The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that under the amended and restated Audit Committee Charter, all auditor engagements must be approved in advance by the Audit Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2007.

MANAGEMENT INFORMATION

BOARD OF DIRECTORS

Presently, there are seven members on our Board of Directors, including each of the nominees named herein.  Four of the seven Directors are neither our officers nor employees.  Our Board of Directors met ten times in 2006.  Our Board of Directors has adopted certain standing committees including:  (i) an Audit Committee; (ii) a Compensation Committee; (iii) a Nominating / Corporate Governance Committee; and (iv) an Executive Committee.

Director Independence.

In accordance with the commentary to Section 303A.02 of the listing standards of the New York Stock Exchange, our Board of Directors has adopted certain categorical standards to assist it in making determinations of independence (the “Independence Standards”).  A copy of the Independence Standards is attached as Appendix A and is posted on the Corporate Governance page of our website located at www.entercom.com.  Our Board of Directors has determined that each of David J. Berkman, Daniel E. Gold, Edward H. West and Robert S. Wiesenthal meet the Independence Standards and each is therefore an “independent director” as defined by Section 303A.02 of the listing standards of the New York Stock Exchange.  We have not made any charitable contributions to any charitable organization in which a Director serves as an executive officer where, within the preceding three years, contributions in any single year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

Committees of our Board of Directors.

•              Audit Committee.  The Audit Committee consists of Edward H. West, Chairman, David J. Berkman and Daniel E. Gold.  The Audit Committee met five times in 2006.  A copy of the Amended and Restated Audit Committee Charter is posted on the Corporate Governance page of our website located at www.entercom.com.  Each member of the Audit Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange.  No audit committee member simultaneously serves on the audit committees of more than three public companies.

Audit Committee Financial Expert.  Our Board of Directors has determined that Edward H. West is an Audit Committee Financial Expert.  Mr. West is “independent” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

•              Compensation Committee.  The Compensation Committee consists of David J. Berkman, Chairman, Edward H. West and Robert S. Wiesenthal.  The Compensation Committee met three times in 2006.  A copy of the Amended and Restated Compensation Committee Charter is posted on the Corporate Governance page of our website located at www.entercom.com.  Each member of the Compensation Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange.

The Compensation Committee conducts a general review of our compensation plans to ensure that they meet corporate objectives, including review and approval of all compensation paid to our executive officers.  The responsibilities of the Compensation Committee also include administering and interpreting our Employee Stock Purchase Plan and the Entercom Equity Compensation Plan, including selecting the officers, employees and other qualified recipients who will be granted awards under the Entercom Equity Compensation Plan.  A narrative description of our Committee’s processes and procedures for the consideration and determination of executive and director compensation is contained in the Compensation Discussion and Analysis in this Proxy Statement.

Compensation Committee Interlocks And Insider Participation.  None of the members of the Compensation Committee was at any time one of our officers or employees.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

•              Nominating / Corporate Governance Committee.  The Nominating / Corporate Governance Committee consists of  Daniel E. Gold, Chairman, David J. Berkman and Robert S. Wiesenthal.  The Nominating / Corporate Governance Committee met once in 2006.  A copy of the Amended and Restated Nominating / Corporate Governance Committee Charter is posted on the Corporate Governance page of our website located at www.entercom.com.

The Nominating / Corporate Governance Committee is responsible for the recommendation of criteria for selection of Board members and assisting our Board of Directors in identifying candidates.  The Nominating / Corporate

Governance Committee will consider nominees recommended by shareholders.  Shareholders should submit any such recommendations to our Corporate Secretary.  In addition, shareholders may make their own director nominations in accordance with the procedures for Shareholder Director Nominations described in this Proxy Statement under the heading “Shareholder Proposals For 2008 Annual Meeting.”

The Nominating / Corporate Governance Committee has not established any specific minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for a position on our Board of Directors.  While the Nominating / Corporate Governance Committee has not established any specific qualities or skills that the Committee believes are necessary for one or more of our Directors to possess, the Committee may consider the following criteria in recommending candidates for election to our Board of Directors: (i) experience in corporate management, such as serving or having served as an officer of a publicly-held company;  (ii) experience in the media, communication and/or radio broadcasting industries; (iii) experience as a board member of another publicly-held company; (iv) academic expertise in the media, communication and / or radio broadcasting industries or in specific areas of our operations; and (v) financial experience necessary to assist in meeting our corporate governance requirements.

The Nominating / Corporate Governance Committee identifies prospective candidates for recommendation to our Board of Directors upon recommendations from other Directors, management and our shareholders.  In addition, the Committee has in the past retained the services of a professional search firm to identify prospective candidates.  The Committee does not have a formal review policy for prospective Committee-recommended nominees.

Each of the nominees is an incumbent and each was elected by the shareholders at the previous annual meeting of shareholders.

•              Executive Committee.  The Executive Committee consists of Joseph M. Field, Chairman, David J. Field and David J. Berkman.  The Executive Committee did not meet in 2006.  The Executive Committee has the authority to approve, upon unanimous consent of such committee, acquisitions and expenditures for certain radio and radio related synergistic investments.

Director Meeting Attendance.

•              Committee and Board Meetings.  Each incumbent director attended at least 75% of the aggregate of the meetings of both our Board of Directors and the meetings of the committee(s) on which such director served during 2006.

•              Annual Shareholders’ Meetings.  We do not maintain a policy regarding director attendance at the Annual Meeting of shareholders.  At the 2006 annual meeting of shareholders, all of the Directors elected at such meeting were present.

Non-Management Directors

•              Meetings.  Our non-management Directors meet at regularly scheduled executive sessions.  At these meetings, one director presides.  The role of presiding director rotates among the chairpersons of the following committees of our Board of Directors, in the following order: (i) Nominating/Corporate Governance Committee, (ii) Compensation Committee, and (iii) Audit Committee; provided that, if any such chairperson is absent, then such absent director is skipped in the rotation and the next chairperson in the foregoing order serves as the presiding director at such meeting.

•              Communications With Non-Management Directors.  We have established a process for interested parties to make their concerns known to the non-management Directors.  See below under “Communications With Directors.”

Communications With Directors

We have established a mechanism to facilitate the ability for interested parties to make their concerns known to our Board of Directors, our non-management Directors or any other group or specific individual director(s).  Specifically, any interested party desiring to so communicate can either:  (i) Send an email to “d i r e c t o r s” followed by the extension “@ e n t e r c o m . c o m”.  In order to enable spam filtering, only email with the subject line: “ETM Board Message” will be read; or  (ii) Send a letter to Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004, Attn: Director Communication.  All correspondence sent in the foregoing manner (other than mail regarding matters that are not in the province of our Board of Directors) is distributed in print form to our Directors or such other sub-group thereof as may be specified by the sender.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding those persons currently serving as our Named Executive Officers. Biographical information on David J. Field, our President and Chief Executive Officer, Joseph M. Field, our Chairman, and John C. Donlevie, our Executive Vice President, Secretary and General Counsel, is included above in the section entitled “Board of Directors Nominees For Other Directors.”

Name and Title	Age	Prior Business Experience

David J. Field President and Chief Executive Officer	44	See “Board of Directors Nominees For Other Directors” above.

Joseph M. Field Chairman of the Board	75	See “Board of Directors Nominees For Other Directors” above.

John C. Donlevie Executive Vice President, Secretary and General Counsel	60	See “Board of Directors Nominees For Other Directors” above.

Stephen F. Fisher Executive Vice President and Chief Financial Officer Principal Financial Officer	54

Stephen F. Fisher has served as our Chief Financial Officer since 1998 and our Executive Vice President since 2000. He also served as our Senior Vice President from 1998 to 2000. Prior to joining us, Mr. Fisher was a Managing Director with a private equity firm located in Bala Cynwyd, Pennsylvania. From 1978 to 1994, Mr. Fisher held numerous operational and financial management positions with Westinghouse Broadcasting Company (now part of CBS, Inc.), including the positions of Executive Vice President, General Manager of their Los Angeles news radio station and Controller of the Radio Group. Mr. Fisher presently serves on the board of directors of Knoll, Inc. and iBiquity Digital Corporation. He has an M.A. from Bob Jones University and an M.B.A. from the University of South Carolina.

Eugene D. Levin Vice President, Treasurer & Controller Principal Accounting Officer	56

Eugene D. Levin currently serves as our Principal Accounting Officer (since February 2007), Vice President (since May 2006), Controller (since 1977), Treasurer (since 1988) and Assistant Secretary (since 1988). Prior to joining us, Mr. Levin was a senior accountant for Laventhal and Horwath, and an operational/financial auditor and divisional controller for After-Six Inc. Mr. Levin has a B.S. from Pennsylvania State University and is a certified public accountant.

TRANSACTIONS WITH RELATED PERSONS

2006 Transactions.

During 2006 there were no, and there are no currently proposed transactions, in which we were or are to be a participant, where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, which would be required to be disclosed herein pursuant to Item 401(b) of regulation S-K.

Policies And Procedures For The Review, Approval, Or Ratification.

Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, adopted a Related Party Transactions Policy.  This policy provides that Interested Transactions with Related Parties, as those defined in the policy, are subject to approval or ratification.

For purposes of the policy:

•              an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) we are a participant; and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

•              a “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) beneficial owner of greater than 5 percent of our common stock, or (c) immediate family members of any of the foregoing. Immediate family member include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone not falling into one of the foregoing categories who resides in such person’s home (other than a tenant or employee).

Under this policy, our Nominating and Corporate Governance Committee reviews the material facts relating to all Interested Transactions that require the Committee’s approval and either approves or disapproves of our entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.  In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Standing Pre-Approval for Certain Interested Transactions.

Under the policy, certain transactions are deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $100,000.  These transactions include:

•              Employment of executive officers;

—              Director compensation;

—              Certain transactions with other companies;

—              Certain charitable contributions;

—              Transactions where all shareholders receive proportional benefits; and

—              Transactions involving competitive bids.

COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW.  The Compensation Committee (or “Committee”) of our Board of Directors consists of David J. Berkman, (Chairman), Robert S. Wiesenthal and Edward H. West.  Our Committee is responsible for managing and annually review all annual bonus, long-term incentive compensation, equity compensation, employee pension and welfare benefit plans.  For executive officers, our Committee evaluates performance and determines compensation policies and levels.  Our Committee’s duties are memorialized in its charter, which is available on our website at www.entercom.com.

Our executive officer compensation programs are comprised of the following elements: (i) base salary; (ii) annual discretionary incentive bonuses of both cash and equity; and (iii) other compensation such as employee benefit plans including our 401(K) plan, employee stock purchase plan, deferred compensation plan, health insurance and life/disability insurance.  Our executive officer compensation programs are designed to motivate our executive officers and management employees to attain financial, operational and strategic objectives.  These programs generally provide incentives to achieve both annual and longer-term objectives.  In making compensation determinations, we assess the performance of our business and executives relative to those objectives.

Our compensation policy has been to provide competitive compensation while also aligning the financial goals of our executives and management with those of our shareholders.  To ensure that pay is competitive, we regularly compare our pay practices with those of our competitors.  We also consider the performance of our business as compared to the performance of our competitors.

PROCESS.  Our Committee meets on a regularly scheduled basis at least two times per year (as required under its charter) and typically more frequently as our Committee deems necessary or desirable.  In 2006, our Committee met three times.  Members of our Committee also discuss compensation matters with our chief executive officer, our chief financial officer and among themselves informally throughout the year  This informal process facilitates the on-going monitoring of the appropriateness of our executive compensation packages and serves to prepare our Committee members for the formal meetings so that definitive compensation decisions can be more easily made at such meetings.

Although no formal process for compensation determination is prescribed in our Committee’s charter or otherwise, an informal process has evolved.  While our Committee is involved in compensation considerations throughout the year, the process for annual compensation changes and incentive compensation grants typically includes a management report and recommendation.  Specifically, following the end of each year, our chief executive officer presents a report to our Committee which highlights our achievements as well as the achievements of our chief executive officer during the preceding year.  Our chief executive officer then provides our Committee with a recommendation for: (i) chief executive officer compensation; (ii) senior management compensation; and (iii) a level of authority for our chief executive officer to make annual equity compensation grants to other management and key employees.

The process for compensation determination also involves our Committee’s consideration of peer compensation levels.  While our Committee does not have a policy regarding benchmarking, our Committee does consider peer compensation when establishing our compensation levels.  In 2007, our Committee considered a report by a third party which detailed the executive compensation of Citadel Broadcasting Corporation, Cumulus Media Partners, Emmis Communications Corporation, and Radio One, Inc., and to a lesser extent, Clear Channel Communications, Inc. and Cox Communications, Inc.

Our Committee also receives a report which details compensation previously earned by senior management.  For example, in 2007, our Committee considered a summary of compensation during the previous four years.

Once having received and considered the various pieces of information, reports and presentations described above, our Committee then meets without management present to consider the appropriate level of compensation. In accordance with its charter, our Committee sets the compensation of our chief executive officer and makes a recommendation to our full Board of Directors with respect to compensation of our other Named Executive Officers.  With respect to such other Named Executive Officers, our Board of Directors evaluates our Committee’s recommendation and any other information it deems appropriate and then sets the applicable compensation.

Finally, our Committee from time to time has utilized and relied upon the analysis and recommendations of independent compensation consultants.  Specifically, in establishing the contractual compensation in 2002 for David J. Field, our Chief Executive Officer, and Joseph M. Field, our Chairman, and in 2004 for Stephen F. Fisher, our Chief Financial Officer, our Committee retained a compensation consultant.

ELEMENTS OF COMPENSATION.

Base Salary.  In setting base salaries for our Named Executive Officers, our Committee generally considers the experience of the individual, the scope and complexity of the position, our size and the compensation paid by our competitors.  In particular, we attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer.

The annual base salary is intended to reward the executive officer for the day-to-day demands, complexities and difficulties of such officer’s job. The objective is to set base salaries at levels that we and the applicable executive officer believe are fair, given the job functions and their individual performance and experience in relation to those job functions.  We attempt to provide annual base salaries that will help to retain the executives and discourage them from seeking or accepting other employment opportunities.

We are party to an employment agreement with each of our Named Executive Officers other than Eugene D. Levin.  Specifically, we have employment agreements with (i) David J. Field, Chief Executive Officer; (ii) Joseph M. Field, Chairman; (iii) Stephen F. Fisher, Executive Vice President and Chief Financial Officer; and (iv) John C. Donlevie, Executive Vice President and General Counsel.  Each of these agreements provides for a contractual level of base salary.

Incentive Compensation.  Our Committee has historically utilized two forms of incentive compensation: cash and equity awards.  The cash component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate for past service but to also motivate and retain the recipient.

•              Cash Bonus Awards.  All of our Named Executive Officers (to the extent they are not already entitled to receive a bonus under their respective employment agreements), are eligible to receive bonuses, which are determined after a review of our overall performance as well as the individual performance of each such executive officer.  For 2006, each Named Executive Officer (other than Joseph M. Field) received a discretionary cash bonus as described in the Summary Compensation Table and below in this Compensation Discussion and Analysis under the heading “Named Executive Officer Compensation.”

Our Committee has significant flexibility in awarding cash bonuses.  The decision to increase or decrease cash bonuses from year to year is generally based on a variety of factors our Committee deems appropriate, including, without limitation, our overall performance, the individual executive’s performance, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year.  We believe this flexibility, and our history of appropriately rewarding performance, provide a strong motivating incentive to our executive officers to perform in a manner that will help us continue to achieve our company objectives.

•              Equity Compensation.  To promote our long-term objectives, the Entercom Equity Compensation Plan permits awards to our employees, employees of our subsidiaries, non-employee directors and certain advisors and consultants who are in a position to make a significant contribution to our long-term success.  Such equity awards are permitted to be made in the form of nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock awards.  In order to ensure that restricted stock grants achieve the desired effect of serving as long term incentive compensation, our Committee utilizes a vesting schedule pursuant to which shares vest: 50% - two years from the grant date; 25% - three years from the grant date and the remaining 25% - four years form the grant date.

Historically, we have utilized stock options as our primary long-term incentive vehicle.  On January 1, 2006, however, we adopted SFAS No. 123R, as revised, “Share Based Compensation,” which requires the measurement and recognition of compensation expense for all share based awards made to employees and directors including employee stock options and employee stock purchase plan purchases based on estimated fair values.  In consideration of this accounting change, together with our business objectives and industry trends in equity compensation, in 2006 we re-evaluated our equity compensation strategy.

Specifically, in 2006 our Committee shifted from an approach of offering options-based equity compensation to restricted stock-based equity compensation.  Moreover, in order to further align Named Executive Officer interests with those of our shareholders, for grants made in early 2006, our Committee granted a combination of restricted stock units with service and market condition requirements.  Specifically, in early 2006, each of David J. Field, Stephen F. Fisher and John C. Donlevie received equity awards which vest depending on the performance of our common stock as reported on the NYSE for the period from the grant date until December 31, 2009.  The vesting of such shares is dependent upon our common stock achieving target stock prices within certain defined periods.

On March 23, 2006, our Board of Directors approved an amendment to the Entercom Equity Compensation Plan to permit a one-time Option Exchange Program, which was approved at our May 16, 2006 shareholders’ meeting.  Our Board determined that the Option Exchange Program would benefit us by: (i) decreasing the potential shareholder dilution resulting from future equity incentive grants by enabling us to make more use of restricted stock units, which require fewer shares than stock options to deliver comparable value; (ii) making it easier to meet industry standards and shareholder expectations for linking compensation with performance; and (iii) generally maximizing the alignment of employee and director interests with our shareholders.

On June 5, 2006, we commenced the Option Exchange Program by making an offer to exchange to our eligible employees and non-employee directors. Specifically, we offered such persons the opportunity to make a one-time election to exchange all of their outstanding stock options with exercise prices equal to or greater than $40.00 per share for a lesser number of our restricted stock units. The exchange ratio under the Option Exchange Program was fifteen-to-one such that for each fifteen eligible options surrendered, the holder received one restricted stock unit. On July 7, 2006, following the July 6, 2006 expiration of the Option Exchange Program, we granted 0.3 million restricted stock units in exchange for 3.8 million options.  In accordance with SFAS No. 123R, we applied modification accounting for the Option Exchange Program. Under this accounting guidance, we did not recognize additional share-based compensation expense, as the fair value of the new shares at the time we first made the offer to exchange was less than the fair value of the surrendered options.

Each of our Named Executive Officers participated in the Option Exchange Program.  Specifically, (i) David J. Field exchanged 598,333 options for 39,889 restricted stock units; (ii) Joseph M. Field exchanged 463,333 options for 30,889 restricted stock units; (iii) Stephen F. Fisher exchanged 361,667 options for 24,111 restricted stock units; (iv) John C. Donlevie exchanged 171,666 options for 11,444 restricted stock units; and (v) Eugene D. Levin exchanged 39,500 options for 2,633 restricted stock units.

The number of shares available for issuance under the Entercom Equity Compensation Plan increases by 1.5 million shares, or a lesser number as may be determined by our Board of Directors, each year on January 1st.  In connection with our shift of focus to grant restricted stock rather than options, fewer shares are required to achieve the desired compensation.  On November 16, 2006, our Board of Directors elected to forgo the January 1, 2007 automatic increase of 1.5 million shares under the Entercom Equity Compensation Plan.

•              Determination of Incentive Compensation.  In order to determine the cash and equity incentive compensation for our senior executive officers (including David J. Field, our Chief Executive Officer), our Committee considered a number of factors including those detailed below.

(i)            Our Committee considered our operating performance noting the fact that our revenue growth was in-line with the radio industry during calendar year 2006.  Our same-station revenue declined by 1% which is consistent with the 1% market decline experienced by our competitors in our various markets.  Our Committee noted that the first and second quarters were weak as they were adversely impacted by execution issues in certain markets, normal early stage revenue issues relating to a high number of recent format changes, and overall poor business conditions in several core markets.  Our Committee noted, however, that the second half of 2006 experienced marked improvement in the third quarter followed by a stronger fourth quarter highlighted by a 12% increase in same station operating income during such quarter.

(ii)           Our Committee considered our operating performance versus our 2006 business plan.  In this regard, our Committee recognized that while a number of the budgetary objectives were not achieved, 2006 was a weaker than expected advertising environment, which created a more difficult marketplace.

(iii)          Our Committee considered acquisitions and divestitures during 2006.  Specifically, our: (i) pending acquisition from CBS Radio, Inc. of properties in Cincinnati, Ohio, Austin, Texas, Memphis, Tennessee and Rochester, New York for $262 million; (ii) pending exchange of a station in Cincinnati, Ohio (pending acquisition thereof) with Cumulus Media Partners, LLC for another station in this market; (iii) acquisition of a station in Boston, Massachusetts to complement market coverage for WAAF-FM; and (iv) pending acquisition in Springfield, Massachusetts as a satellite of the WEEI(AM) Boston sports brand.  In addition our Committee noted the services during 2006 which led to the 2007 agreements to: (a) exchange our Cincinnati, Ohio cluster (pending acquisition thereof) and KIRO(AM), KTTH(AM) and KBSG-FM in Seattle Washington for three FM stations in San Francisco California and $1 million in cash; and (b) dispose of KXBT-FM in Austin Texas for $20 million.  Finally, in connection with our efforts to acquire ABC Radio in 2006, our Committee recognized management’s leadership in discontinuing our pursuit thereof when considering our 2006 stock performance in comparison to that of the successful bidder, Citadel Broadcasting Corporation.

(iv)          Our Committee considered management’s 2006 performance in the context of our employees, culture and leadership.  Our Committee noted that for 2006, we (a) continued to build and foster a culture that attracts, motivates and retains industry-leading talent; and (b) experienced no meaningful defections from our management team.

(v)           Our Committee considered the progress of our various internal company-wide sales and operating initiatives during 2006.

(vi)          Our Committee considered management’s 2006 stewardship of our existing brands and content, as well as the development and launch of a number of new and enhanced brands.  In addition, 2006 was impacted from the benefit of strong results from a number of 2005 brand launches.

(viii)        Our Committee considered our corporate financial accomplishments during 2006.  Our Committee noted that, while our stock price was flat for the year (when taking into account dividends), such performance was favorable when compared to industry peers.  Our Committee also considered the return of value to shareholders by the inception of a quarterly dividend together with $101 million in stock repurchases

•              Determination of CEO Incentive Compensation.  In addition to the factors detailed above, at the beginning of calendar year 2006, our Committee identified certain goals and objectives relating to the performance of our Chief Executive Officer, David J. Field.  Specifically, our Committee identified a number of goals and objectives relating to: (i) our performance versus the performance of our peer group as it relates to: (a) market share gains; (b) same station revenue growth; and (c) same station operating income growth; (ii) our performance as it relates to certain targeted revenue, station operating income growth and net income per share; (iii) our enhancement of our competitive position and acceleration of our growth through innovation, enhancements and development; (iv) the development of value creation opportunities; (v) improvement of radio industry prospects; and (vi) enhancing shareholder value.

In order to assist our Committee in determining the level of Mr. Field’s incentive compensation for 2006, our Committee met with Mr. Field to review his performance in light of such goals and objectives.  In conducting such a review, our Committee considered the specific target levels against our actual results and Mr. Field’s performance.

In addition to Mr. Field’s stewardship during 2006 (as outlined above under Determination of Incentive Compensation), our Committee recognized that Mr. Field was actively engaged in a number of industry initiatives benefiting us and the radio industry generally during 2006, including serving as Chairman of the NAB Radio Board of Directors.

Other Compensation.  Our Committee has provided for a number of additional elements of benefit based compensation.  These components are designed to accomplish a variety of objectives including (i) maximizing the full benefit under applicable tax regulations (e.g., our 401(K) and employee stock purchase plan); (ii) providing for the health and welfare of our employees and their families (e.g., our employee benefit plans); (iii) conveying a level of security in the context of any possible change of control (e.g. our general severance policy as well as any employee specific agreed upon severance or change of control agreements); and (iv) providing executives with an appropriate level of perquisites (e.g. our aircraft usage policy and car allowances).

-  401(K) Plan and Employee Stock Purchase Plan.  We maintain a 401(K) Plan and Employee Stock Purchase Plan which are generally available to all of our full-time employees.  Executive officer participation in these plans is on the same basis as our other employees.  Under our 401(K) Plan, we will match employees’ contributions of up to 6% of an employee’s compensation at a rate of fifty cents on the dollar (subject to IRS maximums).  Our 401(K) matching contributions vest 20% per year for each year of service, such that after five years an employee is 100% vested in our 401(K) matching contributions.  Under our Employee Stock Purchase Plan, employees are permitted to participate in the purchase of stock through a plan administrator four times a year at a 15% discount to the NYSE market price.  All of our Named Executive Officers participate in our 401(K) Plan.  All of our Named Executive Officers other than David F. Field and Joseph M. Field participate in our Employee Stock Purchase Plan.

-  Deferred Compensation Plans.   We maintain deferred compensation plans for our non-employee directors as well as our management employees.  Under each plan, participants are permitted to defer a portion of their income for specific time periods.  Our obligations under such plans are unsecured.

-  Employee Benefit Plans.  We have a number of benefit plans which are applicable to all of our full time employees.  These benefits include Medical Insurance, Dental Plan, Voluntary Short-Term Disability Insurance, Long-Term Disability Plan, Life Insurance and Accidental Death and Dismemberment Insurance Plans, MEDEX Travel Assist Program, and Voluntary Vision Insurance Plan.  Our executive officers participate in these plans on the same basis as our other employees except that we pay such medical insurance premiums in full.

-  Severance and Change-of-Control Benefits.  We have a severance policy which is applicable to all of our employees.  Under this policy, full-time employees are eligible for up to fifteen weeks severance (subject to certain requirements).  John C. Donlevie and Eugene D. Levin are eligible to participate in our severance policy.  Our employment agreements with David J. Field, Joseph M. Field and Stephen F. Fisher govern severance for such officers.  In addition, each of these agreements contain provisions which are effective upon a change of control.  The applicable severance and change of control provisions for each such officer is described below.

-  Personal Aircraft Usage.  We have an interest in two aircraft through a fractional ownership program which operates the aircraft under the FAA Commercial Part 135 Rules.  As permitted by the aircraft operator, we permit our Chairman, CEO/President and other executive officers approved by our CEO/President to use the aircraft for personal use, subject to the terms of our Aircraft Usage Policy.  Under this policy, our executives must pay directly to the aircraft operator (for our account) all incremental charges relating to any such flight(s) plus a pro rata portion (based on available hours) of the fixed monthly maintenance fee.  While the usage of the aircraft is by definition a perquisite, as it is not generally available to all of our employees, there is no associated dollar value of compensation since the executives each pay the aircraft operator (for our account) an amount which exceeds our incremental cost.

-  Car Allowance.  Each of our Named Executive Officers is provided with either a car allowance or use of a company owned vehicle.

TAX ISSUES RELATING TO EXECUTIVE COMPENSATION.  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to our chief executive officer and to each of our other four most highly compensated executive officers.  Under these limitations, we may deduct such compensation only to the extent that during any year the compensation paid to any such officer does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our shareholders).  While our Board desires to maximize our tax deductions, some elements of executive compensation may not be tax deductible, and our compensation plans and policies may be modified if our Committee determines that such action is in the best interest of us and our shareholders; even if such action may result in some loss of deductibility.  An aggregate of approximately $0.3 million in compensation expenses in 2006 was over the Section 162(m) limits and therefore not deductible for tax purposes.

SECURITY OWNERSHIP REQUIREMENTS / GUIDELINES.  The Corporate Governance Guidelines adopted by our Board encourage directors to purchase shares of our stock.  Our Board, however, recognizes that the number of shares of our stock owned by any director is a personal decision, and our Board determined not to adopt a policy requiring ownership by directors of a minimum number of our shares.  Similarly, we do not have a requirement relating to Named Executive Officer ownership of our shares.

NAMED EXECUTIVE OFFICER COMPENSATION.

David J. Field, President and Chief Executive Officer.  Our Principal Executive Officer is David J. Field.  Mr. Field serves as our President and Chief Executive Officer pursuant to an employment agreement dated July 1, 2002.  The term of this employment agreement expires on July 1 each year but automatically renews for successive one year extensions unless either party provides the other party with at least 120 days prior written notice.  On February 26, 2007, we agreed with Mr. Field to extended the deadline to June 1, 2007 for any 2007 notice of non-renewal.  Mr. Field’s employment agreement provides for an initial minimum annual base compensation of $650,000 and an annual bonus to be determined by our Committee, provided that Mr. Field’s potential annual bonus for any year is 110% of his base compensation for that year.  Mr. Field’s salary for the year 2006 was $717,423.  Beginning July 1, 2003, base compensation under this employment agreement automatically increased each July to reflect percentage increases in the Consumer Price Index.  In addition, Mr. Field receives certain other insurance benefits as provided from time to time to our senior executive officers as described above.  Specifically, for 2006, Mr. Field received: (i) use of a company owned vehicle resulting in $2,040 in imputed income; (ii) medical premium benefits of $19,291; and (iii) 401(K) matching of $6,600.

•              Incentive Compensation.  Pursuant to his employment agreement, Mr. Field is eligible to receive grants of options to purchase shares of our Class A Common Stock as determined by our Board of Directors and/or our Committee in their discretion.  In 2006, Mr. Field was allocated no stock options.  In recognition of his services during 2006, and in light of the considerations described above, on January 29, 2007, our Committee awarded Mr. Field: (i) a discretionary equity award of 65,000 restricted stock units which vest over four years; and (ii) a discretionary cash bonus of $600,000.

•              Termination / Severance Compensation.  If Mr. Field’s employment is terminated either by us without “cause” or by him for “good reason,” then Mr. Field will be entitled to a single severance payment equal to the greater of: (i) his base compensation and annual bonus (based on his highest bonus during the preceding three years) for the remainder of the employment agreement’s term; or (ii) two times his base compensation and two times his highest annual bonus for the prior three year period.  If Mr. Field’s “good reason” for termination is, however, as a result of our failure to renew or renegotiate his employment agreement on comparable terms prior to its expiration, Mr. Field’s single severance payment shall be equal to 15 months base compensation and 125% of the highest annual bonus paid to him during the preceding three years.  In the event of a “change in control,” if Mr. Field’s employment is terminated either by us without “cause” or by him for “good reason,” then Mr. Field will be entitled to a single severance payment equal to three times his base compensation and three times his highest annual bonus for the prior three year period.  In addition, upon his termination without “cause” or for “good reason” at any time, all of Mr. Field’s then outstanding stock options shall vest and become exercisable and shall remain exercisable for an additional 24 months.  Finally, if any of Mr. Field’s severance payments or benefits are deemed to be parachute payments under Section 280(g) of the Internal Revenue Code, we have agreed to make an additional payment to Mr. Field in an amount equal to two-thirds of the amount required to fully compensate him for the additional tax obligations arising under Section 280(g) of the Internal Revenue Code.

Joseph M. Field, Chairman of the Company.  Joseph M. Field serves as our Chairman pursuant to an employment agreement dated July 1, 2002.  The term of this employment agreement expires on July 1, 2007.  Mr. Field’s employment agreement provides for an initial minimum annual base compensation of $500,000 and an annual bonus to be determined by our Committee, provided that Mr. Field’s potential annual bonus for any year is 60% of his base compensation for that year.  Mr. Field’s salary for the year 2006 was $551,864.  Beginning July 1, 2003, base compensation under this employment agreement automatically increased each July to reflect percentage increases in the Consumer Price Index.  In addition, Mr. Field receives certain other insurance benefits as provided from time to time to our senior executive officers as described above.  Specifically, for 2006, Mr. Field received: (i) an automobile allowance of $14,400; (ii) medical premium benefits of $14,979; and (iii) 401(K) matching of $6,600.  Further, Mr. Field and his spouse are also entitled to medical insurance coverage for the duration of their respective lives.

•              Incentive Compensation.  Mr. Field did not receive any incentive compensation for 2006.

•              Termination / Severance Compensation.  If Mr. Field’s employment is terminated either by us without “cause” or by him for “good reason,” then Mr. Field will be entitled to a single severance payment equal to his base compensation and his annual bonus payable over the remainder of the agreement’s term, with the bonus payment to be based on his average annual bonus for the prior three year period.  In the event of a “change in control,” if Mr. Field’s employment is terminated either by us without “cause” or by him for “good reason,” then Mr. Field will be entitled to a single severance payment equal to three times his base compensation and three times his annual bonus, based on his average annual bonus for the prior three year period.  In addition, upon his termination without “cause” or for “good reason” at any time, all of Mr. Field’s then outstanding stock options shall vest and become exercisable and shall remain exercisable for an additional 24 months.  If any of Mr. Field’s severance payments or benefits are deemed to be parachute payments under Section 280(g) of the Internal Revenue Code, we have agreed to make an additional payment to Mr. Field in an amount equal to two-thirds of the amount required to fully compensate him for the additional tax obligations arising under Section 280(g) of the Internal Revenue Code.

Stephen F. Fisher, Executive Vice President and Chief Financial Officer.  Our Principal Financial Officer is Stephen F. Fisher.  Mr. Fisher serves as our Executive Vice President and Chief Financial Officer pursuant to an employment agreement dated December 31, 2004.  The term of this employment agreement expires on February 29, 2008.  Mr. Fisher’s salary for the year 2006 was $470,833.  In addition, Mr. Fisher is eligible to participate our benefit plans generally available to our officers as described above.  Specifically, for 2006, Mr. Fisher received: (i) an automobile allowance of $18,000; (ii) medical premium benefits of $17,747; and (iii) 401(K) matching of $6,600.

•              Incentive Compensation.  Pursuant to his employment agreement, Mr. Fisher is eligible to receive an annual bonus to be determined by our Committee.  In recognition of his services during 2006, and in light of the considerations described above, on January 29, 2007, our Committee awarded Mr. Fisher: (i) a discretionary equity award of 35,000 restricted stock units which vest over four years; and (ii) a discretionary cash bonus of $375,000.

•              Termination / Severance Compensation.  This employment agreement provides that we may terminate Mr. Fisher’s employment for cause or at our convenience.  In the event of termination by us for cause, our obligations shall cease.  In the event of a termination by us without cause, we are obligated to continue to pay Mr. Fisher’s salary, auto allowance and certain bonuses for the period through February 29, 2008 or one year from the date of such termination, whichever is longer.  Under certain circumstances, Mr. Fisher has the right to terminate the agreement upon one hundred twenty (120) days notice.  In the event of a “change in control,” if: (i) the surviving entity has securities that are publicly traded and Mr. Fisher’s employment is terminated without “cause” or due to a Constructive Termination (defined as a resignation due to a diminution in compensation package or job duties); or (ii) the surviving entity does not have securities that are publicly traded; then (i) all of Mr. Fisher’s outstanding options and restricted stock units will vest; and (ii) we are required to guarantee that the aggregate value of Mr. Fisher’s compensation (i.e., options, restricted stock and salary to be paid under his employment agreement) is at least $5,000,000.

John C. Donlevie, Executive Vice President, Secretary and General Counsel.  John C. Donlevie serves as our Executive Vice President, Secretary and General Counsel pursuant to an employment agreement dated December 23, 1998.  Mr. Donlevie’s salary for the year 2006 was $309,044.  In addition, Mr. Donlevie is eligible to participate our benefit plans generally available to our senior executive officers as described above.  Specifically, for 2006, Mr. Donlevie received: (i) use of a company owned vehicle resulting in $8,460 in imputed income; (ii) medical premium benefits of $19,291; and (iii) 401(K) matching of $6,600.

•              Incentive Compensation.  In recognition of his services during 2006, and in light of the considerations described above, on January 29, 2007, our Committee awarded Mr. Donlevie: (i) a discretionary equity award of 12,500 restricted stock units which vest over four years; and (ii) a discretionary cash bonus of $132,500.

Eugene D. Levin, Vice President, Treasurer and Controller.   Eugene D. Levin serves as our Vice President, Treasurer and Controller.  On February 12, 2007, our Board of Directors appointed Mr. Levin as our Principal Accounting Officer.  In connection with such appointment, Mr. Levin became a Named Executive Officer.  Mr. Levin’s salary for the year 2006 was $177,500.  In addition, Mr. Levin is eligible to participate in our benefit plans generally available to our officers as described above.  Specifically, for 2006, Mr. Levin received: (i) use of a company owned vehicle resulting in $4,013 in imputed income; (ii) medical premium benefits of $14,979; and (iii) 401(K) matching of $5,505.

•              Incentive Compensation.  In recognition of his services during 2006, and in light of the considerations described above, on February 9, 2007, our Committee awarded Mr. Levin: (i) a discretionary equity award of 3,500 restricted stock units which vest over four years; and (ii) a discretionary cash bonus of $30,000.

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid to or earned by our Chief Executive Officer and our other most highly compensated executive officers (the “Named Executive Officers”) for services rendered during 2006:

	(amounts in dollars)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
David J. Field President and Chief Executive Officer	2006	$717,423	$600,000	$1,496,774	$—	$—	$—	$29,076 (2)	$2,843,273
Joseph M. Field Chairman of the Board	2006	$551,864	—	—	—	—	—	$36,376 (3)	$588,240
Stephen F. Fisher Executive Vice President and Chief Financial Officer	2006	$470,833	$375,000	$916,032	—	—	—	$43,383 (4)	$1,805,248
John C. Donlevie Executive Vice President, Secretary and General Counsel	2006	$309,044	$132,500	$263,549	—	—	—	$35,496 (5)	$740,589
Eugene D. Levin Vice President, Treasurer and Controller	2006	$177,500	$30,000	$6,863	—	—	—	$25,381 (6)	$239,744

(1)             For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations), see the notes to the consolidated financial statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 28, 2007.

(2)             All other compensation includes: $19,291 for medical insurance premiums; and $6,600 as a company matching contribution under our 401(K) plan.

(3)             All other compensation includes: $14,979 for medical insurance premiums; $14,400 as an automobile allowance; and $6,600 as a company matching contribution under our 401(K) plan.

(4)             All other compensation includes: $18,000 as an automobile allowance; $17,747 for medical insurance premiums; and $6,600 as a company matching contribution under our 401(K) plan.

(5)             All other compensation includes: $19,291 for medical insurance premiums; $8,460 for the personal use of a company provided automobile; and $6,600 as a company matching contribution under our 401(K) plan.

(6)             All other compensation includes: $14,979 for medical insurance premiums; $5,505 as a company matching contribution under our 401(K) plan; and $4,013 for the personal use of a company provided automobile.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides summary information concerning compensation equity awards granted to each of our Named Executive Officers during 2006:

					Estimated Future
					Payouts	All Other	All Other
					Under	Stock	Stock
					Equity	Awards:	Awards:
					Incentive	Number of	Number of			Fair Value
		Estimated Future Payouts Under			Plan	Shares of	Securities	Base Price	Estimated	of Award
	Grant	Non-Equity Incentive Plan Awards			Awards (1)	Stock Or	Underlying	of	Future	On Date
Name	Date	Threshold	Target	Maximum	Target	Units (2)	Option	Awards	Payment (3)	Of Grant
		($)			(#)			($/Share)	$	($/Share)
David J. Field	4/6/2006	$—	$—	$—	—	90,000	—	$—	$2,536,200	$28.70	(4)
	4/6/2006	—	—	—	36,666	—	—	—	$1,033,248	$10.35	(5)
	4/6/2006	—	—	—	36,667	—	—	—	$1,033,276	$11.80	(5)
	4/6/2006	—	—	—	36,667	—	—	—	$1,033,276	$13.51	(5)
Stephen F. Fisher	4/6/2006	—	—	—	—	45,000	—	—	$1,268,100	$28.70	(4)
	4/6/2006	—	—	—	11,666	—	—	—	$328,748	$10.35	(5)
	4/6/2006	—	—	—	11,667	—	—	—	$328,776	$11.80	(5)
	4/6/2006	—	—	—	11,667	—	—	—	$328,776	$13.51	(5)
John C. Donlevie	4/6/2006	—	—	—	—	20,000	—	—	$563,600	$28.70	(4)
	4/6/2006	—	—	—	6,666	—	—	—	$187,848	$10.35	(5)
	4/6/2006	—	—	—	6,667	—	—	—	$187,876	$11.80	(5)
	4/6/2006	—	—	—	6,667	—	—	—	$187,876	$13.51	(5)
Eugene D. Levin	5/19/2006	—	—	—	—	1,500	—	—	$42,270	$27.98	(4)

(1)    For the period from the grant date through December 31, 2009, the incentive plan awards vest if the price of our stock reaches any of several defined market threshold prices, over a ten consecutive trading day period. The vesting characteristics of such shares is described below in the Narrative Disclosures section of this Proxy Statement under the heading “Equity Awards.”

(2)    The periods over which the restricted stock units vest are 50% on March 1, 2008, 25% on March 1, 2009 and 25% on March 1, 2010.

(3)    The estimated future payment is computed based upon the closing price of our stock of $28.18 as of December 31, 2006, multiplied by the number of shares.

(4)    The fair value was determined by using the value of our stock price on the date of grant.

(5)    For equity incentive plan awards, the fair value and expected term was determined by using the Monte Carlo simulation model, which uses certain variables such as expected volatility, a risk free interest rate and expected dividends.  Please refer to the discussion of share based compensation included in the notes to the consolidated financial statements that was included in our Annual Report on Form 10-K as filed on February 28, 2007.

NARRATIVE DISCLOSURES

Employment Agreements

David J. Field.  We have entered into an employment agreement with David J. Field, pursuant to which Mr. Field serves as our President and Chief Executive Officer.  This agreement automatically renews for successive one year periods each July 1 unless either party provides the other party with at least 120 days prior written notice.  On February 26, 2007, we agreed with Mr. Field to extended the deadline to June 1, 2007 for any 2007 notice of non-renewal.  The employment agreement provides for a minimum annual base compensation of $650,000 and an annual bonus (an amount not to exceed 110% of base compensation) to be determined by our Compensation Committee.  Mr. Field’s salary for the year 2006 was $717,423.  Beginning July 1, 2003, base compensation under the employment agreement automatically increased each July to reflect percentage increases in the Consumer Price Index.  The employment agreement entitles Mr. Field to receive grants of options to purchase shares of our Class A common stock as determined by our Board of Directors and/or our Compensation Committee in their discretion.  Under this employment agreement, Mr. Field will also receive certain other insurance benefits as provided from time to time to our senior executive officers.  Mr. Field’s employment agreement contains provisions which apply in the event of a termination or change of control.  See below under the heading  “Termination Or Change-In-Control Payments.”

Joseph M. Field.  We have entered into an employment agreement with Joseph M. Field pursuant to which Mr. Field serves as our Chairman.  This employment agreement expires on July 1, 2007.  The employment agreement provides for a minimum annual base compensation of $500,000 and an annual bonus  (an amount not to exceed 110% of base compensation) to be determined by our Compensation Committee.  Mr. Field’s salary for the year 2006 was $551,864.  Beginning July 1, 2003, base compensation under the employment agreement is automatically increased each July to reflect percentage increases in the Consumer Price Index.  The employment agreement entitles Mr. Field to receive grants of options to purchase shares of our Class A common stock, as determined by our Board of Directors and/or our Compensation Committee in their discretion.  Under this employment agreement, Mr. Field will also receive certain other insurance benefits as provided from time to time to our senior executive officers.  Mr. Field’s employment agreement contains provisions which apply in the event of a termination or change of control.  See below under the heading  “Termination Or Change-In-Control Payments.”

Stephen F. Fisher.  On December 31, 2004 we entered into an employment agreement with Stephen F. Fisher to serve as our Chief Financial Officer and Executive Vice President.  This employment agreement expires on February 29, 2008.  Mr. Fisher’s salary for the year 2006 was $470,833.  Mr. Fisher’s employment agreement entitles him to receive an aggregate of 200,000 options to purchase shares of our Class A common stock and 43,500 restricted stock units.  On May 3, 2006, Mr. Fisher acknowledged that the 2006 grant of restricted stock units was in full satisfaction of all further required grants under Mr. Fisher’s employment agreement.  Mr. Fisher is eligible to receive an annual bonus to be determined by our Compensation Committee.  Under this employment agreement, Mr. Fisher is eligible to participate in our benefit plans generally available to our senior executive officers.  Mr. Fisher’s employment agreement contains provisions which apply in the event of a termination or change of control.  See below under the heading  “Termination Or Change-In-Control Payments.”

John C. Donlevie.  We have entered into an employment agreement with John C. Donlevie pursuant to which Mr. Donlevie serves as our Executive Vice President, Secretary and General Counsel.  Pursuant to this employment agreement, Mr. Donlevie’s salary for the year 2006 was $309,044.  The Board of Directors may approve additional salary, bonuses, equity awards, fees, or other compensation.  The employment agreement provides that Mr. Donlevie’s employment may be terminated at will by either party: (i) immediately, if good cause for termination exists; or (ii) upon thirty (30) days notice in the absence of good cause.

Option Exchange Program

On March 23, 2006, our Board of Directors approved an amendment to the Entercom Equity Compensation Plan to permit a one time Option Exchange Program.  Our shareholders approved this amendment at the May 16, 2006 shareholders’ meeting.  On June 5, 2006, we commenced the Option Exchange Program by making an offer to exchange to our eligible employees and non-employee Directors.  Specifically, we offered such persons the opportunity to make a one-time election to exchange all of their outstanding stock options with exercise prices equal to or greater than $40.00 per share for a lesser number of shares of our restricted stock units. The exchange ratio under the Option Exchange Program was fifteen-to-one such that for each fifteen eligible options surrendered, the holder received one restricted stock unit.  On July 7, 2006, following the July 6, 2006 expiration of our offer to exchange, we granted 0.3 million restricted stock units in exchange for 3.8 million options.  All restricted stock units issued under the Option Exchange Program were granted under the Entercom Equity Compensation Plan.  Options that were exchanged, net of restricted stock units issued, are not available for re-grant under the Plan.  Fifty percent of the restricted stock units granted under the Option Exchange Program vested on February 15, 2007.  The remaining fifty percent will vest on February 15, 2008.  Each award includes the non-preferential right to receive a dividend equivalent amount upon vesting equal to the accumulated dividends payable on such shares while such shares are unvested.

In connection with the option exchange program: (i) David J. Field surrendered 598,333 options and received 39,889 restricted stock units; (ii) Joseph M. Field surrendered 463,333 options and received 30,889 restricted stock units; (iii)  Stephen F. Fisher surrendered 361,667 options and received 24,111 restricted stock units; (iv) John C. Donlevie surrendered 171,666 options and received 11,444 restricted stock units; and (v) Eugene D. Levin surrendered 39,500 options and received 2,633 restricted stock units.

In accordance with SFAS No. 123R, we applied modification accounting for the Option Exchange Program. Under this accounting guidance, we did not recognize additional share-based compensation expense, as the fair value of the new shares at the time we first made the offer to exchange was less than the fair value of the surrendered options.

Equity Awards

On April 6, 2006, we granted restricted stock units to David J. Field, Stephen F. Fisher and John C. Donlevie.  Such grants were in two segments with separate vesting schedules, one which vests over four years and one which may vest from the grant date until December 31, 2009, subject to the performance of our common stock as reported on the NYSE.  Each award includes the non-preferential right to receive a dividend equivalent amount upon vesting equal to the accumulated dividends payable on such shares while such shares are unvested.  The specific grants to Named Executive Officers were as follows:

•              David J. Field, our President and Chief Executive Officer, received a total grant of 200,000 restricted stock units.  This grant includes 90,000 units which vest over four years and 110,000 units which may vest from the grant date until December 31, 2009 depending on the price performance of our common stock as reported on the NYSE.

•              Stephen F. Fisher, our Executive Vice President and Chief Financial Officer, received a total grant of 80,000 restricted stock units.  This grant includes 45,000 units which vest over four years and 35,000 units which may vest from the grant date until December 31, 2009 depending on the price performance of our common stock as reported on the NYSE.

•              John C. Donlevie, our Executive Vice President, Secretary and General Counsel, received a total grant of 40,000 restricted stock units.  This grant includes 20,000 units which vest over four years and 20,000 units may vest from the grant date until December 31, 2009 depending on the price performance of our common stock as reported on the NYSE.

The vesting of the time-vesting restricted stock units is as follows: (i) 50% - approximately two years from the grant date; (ii) 25% - approximately three years from the grant date; and (iii) the remaining 25% - approximately four years from the grant date.

The vesting of the performance based restricted stock units is as follows:

(a)           One-third of such restricted stock units will vest if average closing price of our common stock, over a ten consecutive trading day period, is at least: (i) $35.88 (i.e., 25% greater than the grant date closing price) on or before December 31, 2007; (ii) $40.18 (i.e., 40% greater than the grant date closing price) on or before December 31, 2008; or (iii) $44.49 (i.e., 55% greater than the grant date closing price) on or before December 31, 2009.

(b)           One-third of such restricted stock units will vest if average closing price of our common stock, over a ten consecutive trading day period, is at least: (i) $37.31 (i.e., 30% greater than the grant date closing price) on or before December 31, 2007; (ii) $41.62 (i.e., 45% greater than the grant date closing price) on or before December 31, 2008; or (iii) $45.92 (i.e., 60% greater than the grant date closing price) on or before December 31, 2009.

(c)           One-third of such restricted stock units will vest if average closing price of our common stock, over a ten consecutive trading day period, is at least: (i) $38.75 (i.e., 35% greater than the grant date closing price) on or before December 31, 2007; (ii) $43.05 (i.e., 50% greater than the grant date closing price) on or before December 31, 2008; or (iii) $47.36 (i.e., 65% greater than the grant date closing price) on or before December 31, 2009.

On May 19, 2006, we granted Eugene D. Levin 1,500 restricted stock units which vest over 4 years as follows: (i) 50% - approximately two years from the grant date; (ii) 25% - approximately three years from the grant date; and (iii) the remaining 25% - approximately four years form the grant date.  This award includes the non-preferential right to receive a dividend equivalent amount upon vesting equal to the accumulated dividends payable on such shares while such shares are unvested.

OUTSTANDING EQUITY AWARDS TABLE

The following table provides summary information concerning outstanding equity awards as of December 31, 2006 for each of our Named Executive Officers:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised	Number of Securities Underlying Unexercised	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned		Option	Number of Shares Or Units of Stock That	That Market Value of Shares or Units of Stock	Equity Incentive Plan Awards: number of Unearned Shares, Units or Other Rights That	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That
	Options	Options	Options	Option	Expiration	Have Not	Have Not	Have	Have Not
Name	Exercisable	Unexercisable	Unexercisable	Exercise Price	Date	Vested	Vested (1)	Not Vested	Vested (1)
	(#)			($)		(#)	($)	(#)	($)
David J. Field	33,333	—	—	$18.00	1/27/2009	—	$—	—	$—
	100,000	—	—	$27.75	11/20/2010	—	—	—	—
	125,000	—	—	$35.05	11/8/2014	—	—	—	—
						144,889	$4,082,972	110,000	$3,099,800
Joseph M. Field	55,555	—	—	$22.50	1/27/2009	—	—	—	—
	100,000	—	—	$27.75	11/20/2010	—	—	—	—
						30,889	$870,452
Stephen F. Fisher	19,000	—	—	$22.50	1/27/2009	—	—	—	—
	50,000	—	—	$27.75	11/20/2010	—	—	—	—
	200,000	—	—	$35.05	11/9/2014	—	—	—	—
						107,111	$3,018,388	35,000	$986,300
John C. Donlevie	55,556	—	—	$18.00	1/27/2009	—	—	—	—
	25,000	—	—	$27.75	11/20/2010	—	—	—	—
	25,000	—	—	$35.05	11/8/2014	—	—	—	—
						31,444	$886,092	20,000	$563,600
Eugene D. Levin	22,223	—	—	$18.00	1/27/2009	—	—	—	—
	5,000			$27.75	11/20/2010	—	—	—	—
	7,500			$35.05	11/8/2014	—	—	—	—
						4,133	$116,468	—	—

(1)             For purposes of computing the market value of the equity awards, we used the number of units reflected in the previous column, multiplied by the closing price of our stock of $28.18 on December 31, 2006.

OPTION EXERCISE AND STOCK VESTED TABLE

The following table provides certain information concerning the exercise of options and the vesting of restricted stock units for each of our Named Executive Officers:

Name (*)	Option Awards Number of Shares Acquired on Exercise	Value Realized on Exercise	Stock Awards Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)

David J. Field	—	$—	—	$—

Joseph M. Field	—	—	—	—

Stephen F. Fisher	—	—	—	—

John C. Donlevie	—	—	—	—

Eugene D. Levin	—	—	—	—

(*)            In 2006, there were no exercises of options or  vesting of any restricted stock units for any of our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides certain information concerning nonqualified deferred compensation activity during 2006 for each of our Named Executive Officers:

	(amounts in dollars)
	Aggregate Balance as of	Executive Contributions	Company Contributions	Aggregate Earnings	Aggregate Withdrawals or	Aggregate Balance As of December 31,
Name	December 31, 2005	in 2006 (1)	in 2006	in 2006 (2)	Distributions	2006 (3)

David J. Field	$	$—	$—	$—	$—	$—

Joseph M. Field	—	—	—	—	—	—

Stephen F. Fisher	$127,206	$72,667	—	$20,565	—	$220,438

John C. Donlevie	$318,572	$161,809	—	$61,903	—	$542,284

Eugene D. Levin	$48,580	$24,000	—	$8,259	—	$80,839

(1)             Under our nonqualified deferred compensation plan, the type of compensation that can be deferred is base compensation and bonus.

(2)             We determine earnings by providing the employee with a phantom account at a third party who offers a selection of mutual funds.  Aggregate earnings are based upon the performance of the mutual fund.

(3)             The employee or their designated beneficiaries are allowed withdrawals based upon certain events, such as death, disability or termination of employment.

TERMINATION OR CHANGE-IN-CONTROL PAYMENTS

•              David J. Field & Joseph M. Field.  The employment agreements for Messrs. Field and Field are identical with respect to severance and Change of Control provisions, except as described herein.  Under their respective agreements, they each may be terminated either by us without “cause” or by such officer for “Good Reason” as defined below.  The agreements includes an obligation on us to make payments in the event of a termination as a result of: (i) death or disability; or (ii) Good Reason.

For purposes of these agreements: (a) “Good Reason” includes: (i) the assignment of any duties inconsistent in any material respect with such officer’s position; (ii) any other action resulting in a material diminishment in position, authority, duties or responsibilities; (iii) any material breach by us; and (iv) in the case of David J. Field, the  failure to renew or renegotiate his employment agreement; and (b) “Change in Control” means any transaction or series of related transactions, the consummation of which results in such officer (or their immediate family) holding or having a beneficial interest in shares of our capital stock having less than fifty percent (50%) of the voting power of our outstanding capital stock.

For David J. Field, in the case of a termination for “Good Reason the amount due depends on whether: (a) termination was prior to a Change of Control, but not as a result of a failure to renew or renegotiate his employment agreement; (b)  termination was prior to a Change of Control and a result of a failure to renew or renegotiate his employment agreement; or (c) after a change in control.  For Joseph M. Field, in the case of a termination for Good Reason the amount due depends on whether termination was prior to or after a Change of Control.  In addition, upon any termination, Joseph M. Field and his spouse are also entitled to medical insurance coverage for the duration of their respective lives.  The estimated present value of this benefit is $0.1 million.

In addition, pursuant to these employment agreements, if any severance payments or benefits are deemed to be parachute payments under Section 280(g) of the Internal Revenue Code, we have agreed to make additional payments in an amount equal to two-thirds of the amount required to fully compensate such officer for the additional tax obligations arising under Section 280(g) of the Internal Revenue Code.  Finally, these employment agreements include the following restrictive covenants in the case of any termination of employment with us: (i) a twelve month non-compete; (ii) a twelve month prohibition on the solicitation of employees; and (iii) a covenant of confidentiality.

Assuming a termination date of December 31, 2006, such officer would have been entitled to receive:

(i)                                     if termination was by us for “cause” termination or by such officer without Good Reason, then neither officer would have received severance under their respective agreement.

(ii)                                  if termination was upon death or disability, then: (a) David J. Field would have received $2,664,128 representing: two years’ base compensation and two times the highest annual bonus during the preceding three year period; and (b)  Joseph M. Field would have received $563,126 representing one years’ base compensation.

(iii)                               if termination was by such officer for Good Reason, then all of such officer’ then-outstanding stock options would remain exercisable for an additional two years and:

(A)                              For David J. Field:

(I)            if termination was prior to a Change of Control: $2,664,128 representing two years’ base compensation and two times the highest annual bonus during the preceding three years.

(II)           if termination was a result of a failure to renew or renegotiate employment agreement prior to any Change of Control termination: $1,665,080 representing fifteen months’ base compensation and 125% of the highest annual bonus during the preceding three years.

(III)         if termination was after any Change of Control termination: $3,996,192 representing three years’ base compensation and three times the highest annual bonus during the preceding three years.

(B)                                For Joseph M.  Field:

(I)            if termination was prior to any Change of Control: $281,563 representing the remaining base compensation payable under his employment agreement.

(II)           if termination was after any Change of Control termination: $1,689,378 representing three years’ base compensation.

—              Stephen F. Fisher.  Mr. Fisher’s employment agreement may be terminated by either party.  Mr. Fisher’s agreement includes an obligation on us to make payments to Mr. Fisher: (i) in the event of a termination by us without cause and (ii) in the context of a Change of Control where the surviving entity is an entity whose stock is not publicly traded.  Certain provisions relating to payments in the context of a Change of Control utilize a concept of “Aggregate Value.”

For purposes of Mr. Fisher’s agreement, the term “Aggregate Value” means the sum of the following: (x) the aggregate of the difference between the closing stock price on the date of the Change of Control and the strike price of each then in the money option held by Mr. Fisher; plus (y) the value of all restricted stock units that have been awarded Mr. Fisher since becoming an employee; and (z) the gross amount of salary and bonus that is to be paid to Mr. Fisher as severance.  In addition, for purposes of Mr. Fisher’s agreement a “Change of Control” is as defined in the Entercom Equity Compensation Plan.

The trigger for payments under Mr. Fisher’s employment agreement is when the Aggregate Value is less than $5,000,000.  As of December 31, 2006, the Aggregate Value exceeds $5,000,000.  If the Aggregate Value were less than $5,000,000, then upon certain triggering events we would pay the difference to Mr. Fisher.  Mr. Fisher’s employment agreement includes the following restrictive covenants in the case of a termination: (i) a twelve month non-compete (which is shortened if termination is not for cause); (ii) a twelve month prohibition on the solicitation of employees; and (iii) a covenant of confidentiality.

Termination.  Assuming a termination date of December 31, 2006, Mr. Fisher would have been entitled to receive:

(i)                                     if termination was by us for “cause” termination by Mr. Fisher at his convenience, then Mr. Fisher would have received no severance.

(iii)                               if termination was by us without cause or due to a constructive termination, within one year after a Change of Control:  $1,675,000  representing two years base salary and two annual bonuses equal to the average annual bonus during the two prior years.  Because the Aggregate Value as of December 31, 2006  exceeded $5,000,000, there would be no other cash payment.  In addition, all of Mr. Fisher’s options and restricted stock units would fully vest, representing income of approximately $4,400,000 to Mr. Fisher.  Further, Mr. Fisher may exercise options at any time within the shorter of ten year term of the options in question or two years from the date of termination, except where the surviving company is not publicly traded.

(iii)                               if termination was by us without cause and either prior to or at least one year after a Change of Control: $1,360,583 representing a defined lump sum and prorated prior year’s bonus.  In addition, we would continue to pay  Mr. Fisher’s salary and auto allowance for the period through February 29, 2008 (total value $575,166).  Further, all grants of options and restricted stock units made through the effective date of such termination would continue to vest through the period ending on February 29, 2008.  In addition, all of Mr. Fisher’s then-outstanding stock options would remain exercisable for the later of an additional two years or ninety days from vesting.  All such payments are conditioned upon Mr. Fisher signing a release and complying with the restrictive covenants contained in his agreement.

Change of Control.  In the case of a Change in Control where the surviving entity is an entity whose stock is not publicly traded, regardless of whether Mr. Fisher is terminated, the Aggregate Value is guaranteed to be at least $5,000,000 as of the date of the Change of Control and to the extent such Aggregate Value is less than $5,000,000 Mr. Fisher is entitled to receive such shortfall as additional compensation within 30 days of the date of the Change of Control.  For purposes of calculating the Aggregate Value in this context, the amount will also include: (i) two (2) years base salary; and (ii) two (2) annual bonuses, one during each such year, equal to the average annual bonus that Mr. Fisher received during the two (2) years immediately prior to the year in which such termination occurs.  Assuming a December, 31, 2006 Change of Control, Mr. Fisher would have received no cash payment since the Aggregate Value exceeds $5,000,000.  In addition, all of Mr. Fisher’s options and restricted stock units would fully have vested, representing income of approximately $4,400,000 to Mr. Fisher.

•              John C. Donlevie and Eugene D. Levin.  Messrs. Donlevie and Levin are eligible to participate in our severance policy which is applicable to all of our employees.  Under this policy, full-time employees are eligible for up to fifteen weeks severance (subject to certain requirements).  Assuming a December 31, 2006 termination by us without cause: (i) John C. Donlevie would have received $90,717; and (ii) Eugene D. Levin would have received $51,781.

DIRECTOR COMPENSATION

Our non-employee Directors receive an annual fee consisting of (i) $35,000 payable in restricted stock units which vest over one year; provided that each non-employee director shall have the right to elect, on or before the date of grant, to receive $35,000 cash in lieu of restricted stock units; and (ii) 1,500 restricted stock units which vest 50% after 2 years, 25% after three years and 25% after four years.  In addition, each non-employee director receives a fee of $2,000 for each Board meeting and $1,000 for each Committee meeting.  The chairman of the Compensation Committee receives an additional payment of $6,000 per year while the chairman of the Audit Committee receives an additional payment of $9,000 per year, for their services on such committees.

DIRECTOR COMPENSATION TABLE

The following table provides summary information concerning compensation paid to or earned by each of our Directors for services rendered during 2006:

	(amounts in dollars)
Name	Fees Earned or Paid in Cash (1)		Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

David Berkman	$35,000	(2)	$29,922	(3)	$—	$—	$—	$—	$64,922

Daniel E. Gold	$61,000		$7,959	(4)	—	—	—	—	$68,959

Edward H. West	$70,000		$7,959	(4)	—	—	—	—	$77,959

Robert S. Wiesenthal	$55,000		$7,959	(4)	—	—	—	—	$62,959

(1)             Directors can elect to receive their annual fee of $35,000 in cash or in the form of restricted stock units.  Certain other fees can be deferred under our deferred compensation plan.

(2)             Compensation earned during the year comprised $35,000 in fees that were deferred under our deferred compensation plan. See footnote 3 below for a description of additional fees earned and which Mr. Berkman elected to convert to restricted stock units.

(3)             On April 6, 2006, Mr. Berkman was granted 1,500 restricted stock units at a grant date fair value of $28.70 and on May 16, 2006, Mr. Berkman elected to receive the annual fee of $35,000 in the form of 1,237 restricted stock units that were granted on May 16, 2006 at a fair value of $28.30 and that vest over a one year period. The amount reflected in this column is the expense recorded under the provisions of SFAS No. 123R, “Share Based Compensation.”

(4)             On April 6, 2006, each referenced Director was granted 1,500 restricted stock units at a grant date fair value of $28.70.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

As Of December 31, 2006

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Employee Stock Purchase Plan	—	—	1,704,372
Entercom Equity Compensation Plan (1)	1,955,463	$32.48	2,486,875

Equity compensation plans not approved by security holders:
None	—	—	—

Total	1,955,463		4,191,247

(1)             Under the Entercom Equity Compensation Plan (“Plan”), we are authorized to issue up to 10.0 million shares of Class A common stock, which amount is increased by 1.5 million shares on January 1 of each year, or a lesser number as may be determined by our Board of Directors.  As a result of a March 23, 2006 amendment to the Plan in connection with our July 2006 Option Exchange Program, the number of shares that can be issued under the Plan was effectively reduced by 3.6 million.  In addition, on November 16, 2006, our Board of Directors determined that no additional shares would be added to the Plan on January 1, 2007.  As of December 31, 2006, 2.5 million shares are available for future grant.

EMPLOYEE STOCK PURCHASE PLAN

A total of up to 1,850,000 shares of our Class A common stock were authorized to be issued under the Employee Stock Purchase Plan, subject to adjustment.  As of December 31, 2006, we had issued 145,628 shares of our Class A common stock under the Employee Stock Purchase Plan, leaving 1,704,372 shares authorized to be issued thereunder.  Under our Employee Stock Purchase Plan, we will withhold a specified percentage (not to exceed 10%) of the compensation paid to each participant, and the amount withheld (and any additional amount contributed by the participant which together with payroll withholdings does not exceed 10% of the participant’s compensation) will be used to purchase our Class A common stock on the last day of each purchase period.  The purchase price will be the value of the stock on the last day of the purchase period less a discount not to exceed 15% as determined by the Compensation Committee in advance of the purchase period.  The length of each purchase period shall be specified by the Compensation Committee. The maximum value of shares that a participant in the Employee Stock Purchase Plan may purchase during any calendar year is $25,000.

ENTERCOM EQUITY COMPENSATION PLAN

General.  The purpose of the Plan is to attract and retain our employees, employees of our subsidiaries (including employees who are Named Executive Officers or Directors) and to provide incentives to our non-employee Directors and certain advisors and consultants who perform services for us and our subsidiaries.  The Plan provides for grants to our employees and employees of our subsidiaries (including employees who are Named Executive Officers or Directors), our non-employee Directors and certain advisors and consultants who perform services for us and our subsidiaries, of: (i) incentive stock options; (ii) “nonqualified stock options” that do not qualify as incentive stock options; (iii) restricted stock; and (iv) stock appreciation rights.

Shares.  Subject to adjustment, we may presently issue up to 10,000,000 shares of Class A common stock, plus an additional 1,500,000 shares per year each January 1.  Only shares of Class A common stock may be issued under the Plan.  As of December 31, 2006, we have granted 1.1 million shares of restricted stock (net of forfeitures) and we have outstanding nonqualified stock options to purchase $2.0 million shares of Class A common stock having a weighted-average exercise price of $32.48 per share.  We have not issued any incentive stock options or stock appreciation rights.  The number of shares for which incentive stock options may be issued under the Plan may not exceed 1,850,000 shares, subject to adjustment, and the number of shares of restricted stock that may be issued under the Plan may not exceed 2,000,000 shares, subject to adjustment.  If and to the extent grants awarded under the Plan expire or are terminated for any reason without being exercised, the shares of Class A common stock subject to such grant again will be available for purposes of the Plan.

Administration of the Plan.  The Plan is administered and interpreted by our Compensation Committee.  Subject to the ratification or approval by our Board of Directors, if our Board retains the right, the Committee has the sole authority to: (i) determine the individuals that shall be given awards; (ii) determine the terms of the awards; (iii) delegate to our Chief Executive Officer the authority to make grants to certain non-executive officer employees; and (iv) deal with any other matters arising under the Plan.

Options.  The exercise price of any incentive stock option will not be less than the fair market value of our Class A common stock on the date of the grant, or not less than 110% of the fair market value of the common stock in the case of an employee who owns more than 10% of our Class A, Class B and Class C common stock.  The exercise price of any nonqualified stock option may be greater than, equal to or less than the fair market value of our Class A common stock on the date of the grant.  The exercise period of an option may not exceed ten years from the date of the grant, and the exercise period of an incentive stock option granted to an employee who owns more than 10% of the Class A, Class B and Class C common stock may not exceed five years from the date of the grant.  The participant may pay the exercise price in cash or, with approval of the Committee, by delivering shares of common stock owned by the participant and having a fair market value on the date of exercise equal to the exercise price or by any other method that the committee approves.

BOARD OF DIRECTOR COMMITTEE REPORTS

The following Compensation Committee Report and Audit Committee Report  shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

To the Board of Directors:

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A relating to the 2007 annual meeting of shareholders.

The Compensation Committee is currently comprised of David J. Berkman, Chairman,  Edward H. West and Robert S. Wiesenthal, each an independent director.

COMPENSATION COMMITTEE

David J. Berkman, Chairman

Edward H. West

Robert S. Wiesenthal

March 19, 2007

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee has reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2006.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities Exchange Commission.

The Audit Committee is currently comprised of Edward H. West, Chairman, David J. Berkman and Daniel E. Gold, each an independent director.

AUDIT COMMITTEE

Edward H. West, Chairman

David J. Berkman

Daniel E. Gold

February 13, 2007

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 1, 2007, regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than 5% percent of any class of our common stock; (ii) each of our Directors and Named Executive Officers; and (iii) all of our Directors and Named Executive Officers as a group.  Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.  Shares of common stock subject to options currently exercisable or that are exercisable within 60 days are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options but are not deemed outstanding for calculating the percentage of any other person.

	Common Stock				Percentages
	Class A (1)		Class B (2)
Name of Beneficial Owner	Number of Shares Beneficially Owned (3)	Percent of Class	Number of Shares Beneficially Owned (3)	Percent of Class	Total Economic Interest	Total Voting Power
Joseph M. Field (4)	1,131,041	3.44%	6,997,555	86.96%	19.86%	63.27%
David J. Field (5)	2,137,063	6.48%	749,250	9.31%	7.03%	8.93%
John C. Donlevie (6)	350,344	1.07%	—	—	*	*
Stephen F. Fisher (7)	816,894	2.48%	—	—	1.97%	*
Eugene D. Levin (8)	53,749	*	—	—	*	*
David J. Berkman (9)	44,575	*	—	—	*	*
Daniel E. Gold (10)	19,560	*	—	—	*	*
Edward H. West (11)	19,560	*	—	—	*	*
Robert S. Wiesenthal (12)	13,814	*	—	—	*	*
Wellington Management Company, LLP (13)	2,921,900	8.93%	—	—	7.16%	2.72%
Dimensional Fund Advisors LP (14)	2,076,035	6.34%	—	—	5.09%	1.93%
Edwin R. Boynton, as trustee (15)	1,973,598	6.03%	—	—	4.84%	1.84%
All Directors and Named Executive Officers as a group (nine persons)	4,380,506	12.82%	7,746,805	96.27%	28.62%	72.36%

*                    Less than one percent.

(1)             For the purpose of calculating the percentage of Class A common stock held by each shareholder, the total number of shares of Class A common stock outstanding does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock. The number of shares of Class A common stock includes all outstanding restricted stock and shares that may be acquired within 60 days through the exercise of options.

(2)             The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A common stock is entitled to one vote.  Each share of Class B common stock is entitled to ten votes, except: (a) any share not voted by either Joseph M. Field or David J. Field is entitled to one vote; (b) the holders of Class A common stock, voting as a separate class, are entitled to elect two Directors; (c) each share of Class B common stock is entitled to one vote with respect to any “going private” transactions under the Exchange Act; and (d) as required by law.  The shares of Class B common stock are convertible in whole or in part, at the option of the holder, subject to certain conditions, into the same number of shares of Class A common stock.

(3)             Shares beneficially owned and percentage ownership are based on 32,736,282 shares of Class A common stock and 8,046,805 shares of Class B common stock outstanding as of March 1, 2007. The number of shares of Class A common stock also includes all outstanding restricted stock and shares that may be acquired within 60 days through the exercise of options.

(4)             Includes with respect to Class A common stock: (a) 155,555 shares of Class A common stock that may be acquired through the exercise of options; (b) 33,578 shares of Class A common stock held of record by Joseph M. Field as trustee of a trust for the benefit of his sister-in-law; and (c) 327,174 shares of Class A common stock beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Foundation.  Mr. Field disclaims beneficial ownership of all shares of Class A and Class B common stock owned by his spouse, Marie H. Field.  These shares (which are included in the amounts listed above) include: (i) 330,000 shares of Class B common stock; (ii) 132,368 shares of Class A common stock held of record by Marie H. Field as co-trustee of a trust for the benefit of David J. Field; (iii) 206,094 shares of Class A common stock held of record by Marie H. Field as co-trustee of a trust for the benefit of her daughter; and (iv) 100,000 shares of Class A common stock beneficially owned by Marie H. Field as the sole member of a limited liability company.  The address of this shareholder is 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

(5)             Includes with respect to Class A common stock: (a) 258,333 shares of Class A common stock that may be acquired through the exercise of options; (b) 206,094 shares of Class A common stock held of record by David J. Field as co-trustee of a trust for the benefit of his sister, (c) 438,876 shares of Class A common stock held of record by David J. Field as co-trustee of a trust for the benefit of David J. Field and his children; and (d) 921,572 shares of Class A common stock held of record by David J. Field as co-trustee of two trusts for the benefit of the descendants of David J. Field and his sister.  The address of this shareholder is 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

(6)             Includes 277,222 shares of Class A common stock issuable upon exercise of options.

(7)             Includes 630,667 shares of Class A common stock issuable upon exercise of options.

(8)             Includes 34,723 shares of Class A common stock issuable upon exercise of options.

(9)             Includes 34,445 shares of Class A common stock issuable upon exercise of options.

(10)       Includes 15,000 shares of Class A common stock issuable upon exercise of options.

(11)       Includes 15,000 shares of Class A common stock issuable upon exercise of options.

(12)       Includes 10,000 shares of Class A common stock issuable upon exercise of options.

(13)       The address of this shareholder is 75 State Street, Boston MA  02109.

(14)       The address of this shareholder is 1299 Ocean Avenue, Santa Monica, CA 90401.

(15)       Includes: (a) 438,876 shares of Class A common stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of David J. Field, (b) 498,286 shares of Class A common stock held of record by Edwin R. Boynton as co-trustee of a trust for the benefit of the descendants of David J. Field; and (c) 1,036,436 shares of Class A common stock held of record by Edwin R. Boynton as co-trustee of two trusts for the benefit of the sister of David J. Field and her descendants.  The address of this shareholder is Stradley Ronon Stevens & Young, LLP, Attn: Edwin R. Boynton, 2600 One Commerce Square, Philadelphia, PA 19103.

OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Shareholder Director Nominations.  Our Bylaws require that for director nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than sixty (60) days prior to the anniversary date of the immediately preceding annual meeting of shareholders.  Accordingly, the deadline for notification of shareholder director nominations for the 2008 annual meeting is March 4, 2008.  Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Other Shareholder Proposals.  Our Bylaws require that for a proposal (other than a director nomination) to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no later than the earlier of: (i) sixty (60) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; or (ii) one hundred twenty (120) days prior to the anniversary date of the mailing of our proxy statement for the immediately preceding annual meeting of shareholders.  Accordingly, the deadline for notification of shareholder proposals for the 2008 annual meeting is December 1, 2007.  Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

Inclusion in Proxy Statement.  In order for a shareholder proposal to be considered for inclusion in our proxy statement, such shareholder proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act as well as those set forth in our Bylaws.  In accordance with Rule 14a-8, any such shareholder proposal must be received at our executive office (Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania, 19004) not less than 120 calendar days before the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.  Accordingly, the deadline for notification of shareholder proposals for inclusion in our proxy statement for the 2008 annual meeting is December 1, 2007.

OTHER PROPOSALS

We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement.  If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”), to file reports of beneficial ownership (Forms 3, 4 and 5) of our equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of Forms 3, 4 and 5 and amendments thereto furnished to us, we believe that except as listed below, Reporting Persons of Entercom were in compliance with these requirements for 2006.  In connection with our 2006 Option Exchange Program, an exchange of options for restricted stock was deemed to have occurred on July 7, 2006.  A Form 4 reflecting two transactions (the disposition of options and the acquisition of restricted stock) for each of our Named Executive Officers (other than Eugene D. Levin - who was not a Named Executive Officer at the time of the Option Exchange Program) and Directors was filed late on August 17, 2006.

CORPORATE GOVERNANCE

We have an ongoing commitment to good governance and business practices.  In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments.  We comply with the rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange, and implement other corporate governance practices that we believe are in the best interest of us and our shareholders.

•              Code of Business Conduct and Ethics.  We have adopted a Code of Business Conduct and Ethics that applies to each of our employees including our Principal Executive Officer and senior members of our finance department.  Our Code of Business Conduct and Ethics is posted on our Corporate Governance page of our website located at www.entercom.com.  We will provide a paper copy of the Code of Business Conduct and Ethics upon any request by a shareholder.

•              Board Committee Charters.  Each of our Audit Committee, Compensation Committee and Nominating / Corporate Governance Committee has a committee charter as required by the rules of the New York Stock Exchange.  These committee charters are posted on our Corporate Governance page of our website located at www.entercom.com.  We will provide a paper copy of any one or more of such charters upon any request by a shareholder.

•              Corporate Governance Guidelines.  Our Board of Directors has established certain Corporate Governance Guidelines as required by the rules of the New York Stock Exchange.  On March 14, 2006, our Board of Directors approved an amendment to our Corporate Governance Guidelines to provide that no member of our Board of Directors is permitted to serve on the board of directors of more than five entities with publicly traded securities. These guidelines are posted on our Corporate Governance page of our website located at www.entercom.com.  We will provide a paper copy of our Corporate Governance Guidelines upon any request by a shareholder.

•              Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters.  We have established certain policies and procedures through which employees may report concerns regarding accounting, internal accounting controls, fraud or auditing matters.  A copy of our policy is posted on our Corporate Governance page of our website located at www.entercom.com.

ANNUAL REPORT

We are mailing a copy of our 2006 Annual Report together with this proxy statement to shareholders of record on the annual meeting record date.  Any shareholder who desires an additional copy may obtain it, without charge, by addressing a request to the Corporate Secretary, Entercom Communications Corp., 401 City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

By Order of the Board of Directors,

/s/           John C. Donlevie

John C. Donlevie

Secretary

Bala Cynwyd, Pennsylvania

March 30, 2007

APPENDIX A

Entercom Communications Corp.

Categorical Standards For Director Independence

General Information

A director of Entercom Communications Corp. (the “Company”) who meets all of the following categorical standards will be considered independent.

Definitions

“Affiliate” of a specified person (which includes a corporate entity or partnership) is a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the specified person.

“Immediate Family Member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such director’s home; provided that when applying the three-year look back provisions of the categorical standards listed below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Categorical Standards

To be considered independent under the rules of the New York Stock Exchange (the “NYSE”), the Board must determine that a director has no direct or indirect material relationship with the Company.  The Board has the following established categorical standards to assist it in making this determination.

A director is independent if:

•                                          The director is not, and has not been within the last three years, an employee of the Company, and no immediate family member of the director is, or has been within the last three years, an executive officer, of the Company.

•                                          The director has not received, and no immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•                                          (A) The director is not, and no immediate family member of the director is, a current partner of a firm that is the Company’s internal or external auditor; (B) the director is not a current employee of such a firm; (C) the director has no immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director has not, and no immediate family member of the director has, been, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•                                          The director is not and no immediate family member of the director is, and has not been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•                                          The director is not a current employee, and no immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the

                                                Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following relationships will not, by themselves, be considered material:

•              Commercial Relationships.  The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of the company he or she serves as an executive officer.

•              Charitable Relationships.  The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to that charitable organization in any single fiscal year are less than 5% (or $1,000,000 whichever is less) of that charitable organization’s annual consolidated gross revenues.

•              Personal Relationships.  The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

•              Equity Relationships.  Direct or indirect ownership of even a significant amount of Company stock by a director who is otherwise independent as a result of the application of the Company’s Categorical Standards For Director Independence will not, by itself, bar an independence finding as to such director.

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS A COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 3, 2007 AT 10:00 AM

The undersigned holder of Class A Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints Stephen F. Fisher and John C. Donlevie or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class A Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 3, 2007 at 10:00 a.m. local time, at the Radnor Valley Country Club, 555 Sproul Road, Villanova, Pennsylvania 19085, and at any adjournments or postponements of the Annual Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 & 3 and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 &  3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

Entercom Communications Corp.

1.             PROPOSAL 1 - Election of  Class A Directors.

☐ FOR	☐	WITHHOLD AUTHORITY	☐ EXCEPTIONS
to vote for all
nominees listed below

Nominees:  David J. Berkman and Daniel E. Gold.
(INSTRUCTIONS: to withhold authority to vote for any one or more individual nominees, mark the “EXCEPTIONS” box and write the name of such individual(s) in the space provided below.)

Exceptions:

2.             PROPOSAL 2 - Election of  Other Directors.

☐ FOR	☐	WITHHOLD AUTHORITY	☐ EXCEPTIONS
to vote for all
nominees listed below

Nominees:  Joseph M. Field, David J. Field, John C. Donlevie, Edward H. West and Robert S. Wiesenthal.
(INSTRUCTIONS: to withhold authority to vote for any one or more individual nominees, mark the “EXCEPTIONS” box and write the name of such individual(s) in the space provided below.)

Exceptions:

3.                                       PROPOSAL 3 - Ratification of The Selection Of The Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐	AGAINST	☐ ABSTAIN

4.                                       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 1, 2 & 3 are fully explained.

Signature:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by the President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 3, 2007 AT 10:00 AM

The undersigned holder of Class B Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints Stephen F. Fisher and John C. Donlevie or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class B Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 3, 2007 at 10:00 a.m. local time, at the Radnor Valley Country Club, 555 Sproul Road, Villanova, Pennsylvania 19085, and at any adjournments or postponements of the Annual Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 2 & 3 and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 & 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

Entercom Communications Corp.

1.             PROPOSAL 2 - Election of Other Directors.

☐ FOR	☐	WITHHOLD AUTHORITY	☐ EXCEPTIONS
to vote for all
nominees listed below

Nominees:  Joseph M. Field, David J. Field, John C. Donlevie, Edward H. West and Robert S. Wiesenthal.
(INSTRUCTIONS: to withhold authority to vote for any one or more individual nominees, mark the “EXCEPTIONS” box and write the name of such individual(s) in the space provided below.)

Exceptions:

2.                                       PROPOSAL 3 - Ratification of The Selection Of The Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐	AGAINST	☐ ABSTAIN

3.                                       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 2 & 3 are fully explained.

Signature:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by the President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.